Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

June 3, 2009

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Registration Statement on Form S-3 of

Domtar Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), which includes a prospectus, dated June 3, 2009 (the “Prospectus”), relating to the offer and sale by Domtar Corporation, a Delaware corporation (the “Company”), of senior notes of the Company (the “Securities”). The Securities will be fully and unconditionally guaranteed (the “Guarantees”) by the Guarantors listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”).

The Securities will be issued pursuant to the Indenture, dated November 19, 2007, among the Company, Domtar Paper Company, LLC and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated February 15, 2008, and the Second Supplemental Indenture, dated February 20, 2008 (the “Indenture”), in each case among the Company, the subsidiary guarantors party thereto and the Trustee.

In furnishing this opinion, we have relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the opinion expressed below, we have assumed without independent investigation or inquiry (i) that the Trustee has the power and authority to execute and deliver and to perform its obligations under the Indenture, and (ii) that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that when (i) the terms of the Securities have been duly authorized and approved by all necessary action of the Board of Directors of the Company or a duly authorized committee thereof (the “Board of Directors”), (ii) the terms of the Securities have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (iii) the Securities have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and the Prospectus relating thereto and in accordance with the Indenture and any underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors, the Securities will be valid and binding obligations of the Company and the Guarantees will be valid and binding obligations of the Subsidiary Guarantors.

Our opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other laws.

In rendering the opinion expressed above with respect to the Guarantees (i) we have relied, as to all matters relating to the laws of the State of Michigan, on the opinion of Hooper, Hathaway, Price, Beuche & Wallace, P.C., delivered to you today, (ii) we have relied, as to all matters relating to the laws of the State of Maine, on the opinion of Pierce Atwood LLP, delivered to you today, (iii) we have relied, as to all matters relating to the laws of the State of Wisconsin, on the opinion of Quarles & Brady LLP, delivered to you today, and (iv) we have relied, as to all matters relating to the organization, valid existence, power and authority, due authorization and, to the extent governed by the laws of the State of Delaware, due execution and delivery of the Indenture by each of the Subsidiary Guarantors organized as a limited liability company in the State of Delaware, on the opinion of Richards, Layton & Finger, P.A., delivered to you today.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

Schedule A

Subsidiary Guarantor	State of Organization
Conbord, Inc.	Delaware
Domtar Industries, Inc.	Delaware
E.B. Eddy Paper, Inc.	Delaware
Domtar A.W., LLC	Delaware
Domtar Maine LLC	Delaware
Domtar Paper Company LLC	Delaware
Domtar Wisconsin Dam Corp.	Wisconsin
Port Huron Fiber Corporation	Michigan
Ris Paper Company, Inc.	New York
St. Croix Water Power Company	Maine

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